   As filed with the Securities and Exchange Commission on April 18, 1995.

                                                      Registration No. ________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                               _________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     under
                           THE SECURITIES ACT OF 1933
                               _________________

                      CHIQUITA BRANDS INTERNATIONAL, INC.
            (Exact name of registrant as specified in its charter)

        New Jersey                                      04-1923360
(State or other jurisdiction of            (IRS Employer Identification No.)
incorporation or organization)


                             250 East Fifth Street
                            Cincinnati, Ohio  45202
                                 (513) 784-8011
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                       __________________________________

                            CHARLES R. MORGAN, ESQ.
                        Vice President, General Counsel
                                 and Secretary
                      Chiquita Brands International, Inc.
                             250 East Fifth Street
                            Cincinnati, Ohio  45202
                                 (513) 784-8332
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                       __________________________________

  Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement shall become effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                     ______________________________________

                        CALCULATION OF REGISTRATION FEE
==================================================================================================================================
          Title of                                    Proposed                     Proposed
         securities                                    maximum                      maximum
           to be              Amount to be         offering price                  aggregate                   Amount of
         registered            registered           per unit (1)              offering price (1)            registration fee
- ----------------------------------------------------------------------------------------------------------------------------------
 Capital Stock               330,000 shares          $13.5625                     $4,475,625                  $1,543.32
 $.33 par value
 per share
==================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and based on the average of the high and low prices of the Capital Stock reported on the New York Stock Exchange on April 12, 1995.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

==================================================================================================================================

PROSPECTUS

                                 330,000 SHARES

                      CHIQUITA BRANDS INTERNATIONAL, INC.

                                  COMMON STOCK


  This Prospectus relates to up to 330,000 shares of the Capital Stock, $.33 par value (the "Common Stock"), of Chiquita Brands International, Inc. ("Chiquita" or the "Company").

  The Common Stock is listed on the New York, Boston and Pacific Stock Exchanges. On _______ __, 1995 the last sale price of the Common Stock as reported on the New York Stock Exchange Composite Tape was $_____ per share.

                           _________________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ________________________

  The shares of Common Stock offered hereby (the "Shares") are being sold for the account of and by the person named under the caption "Selling Shareholder." The Shares may be sold from time to time in transactions on the open market or in negotiated transactions, in each case at prices satisfactory to the seller. (See "Plan of Distribution.") The Company will not receive any proceeds from any sales of the Shares.

  SEE "INVESTMENT CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK.

                            ________________________





                The date of this Prospectus is __________, 1995.

                             AVAILABLE INFORMATION

         Chiquita is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Chiquita has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto, or amendments thereto, to which reference is hereby made. Such reports, proxy and information statements, Registration Statement and exhibits and other information filed by Chiquita may be inspected and, upon payment of the Commission's customary charges, copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Suite 1300, 7 World Trade Center, New York, New York 10048, and at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661.

         Chiquita's Common Stock is listed on the New York, Boston and Pacific Stock Exchanges. Reports, proxy and information statements and other information concerning Chiquita may be inspected and copied at the Library of the New York Stock Exchange at 20 Broad Street, New York, New York; at the Secretary's Office of the Boston Stock Exchange at One Boston Place, Boston, Massachusetts; and at the Listing Department of the Pacific Stock Exchange at 301 Pine Street, San Francisco, California.

                            ________________________

         No person has been authorized to give any information or to make on behalf of the Company or the Selling Shareholder any representations, other than those contained in this Prospectus, in connection with the offer made hereby, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company or the Selling Shareholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any security other than the securities offered hereby, or an offer to sell or solicitation of an offer to buy such securities in any jurisdiction in which such offer or solicitation is not qualified or to any person to whom such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein is correct as of any date subsequent to the date hereof.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         Chiquita will furnish, without charge, to any person to whom this Prospectus is delivered, upon such person's written or oral request, a copy of any and all of the information that has been incorporated by reference in the Registration Statement of which this Prospectus is a part (not including exhibits to such information unless such exhibits are specifically incorporated by reference into such information). Any such request should be directed to the Vice President, Corporate Affairs of Chiquita, 250 East Fifth Street, Cincinnati, Ohio 45202; telephone: (513) 784-6366.

         The Annual Report on Form 10-K for the year ended December 31, 1994 (the "1994 10-K") filed by Chiquita with the Commission (Commission file number 1-1550), and the description of Capital Stock of Chiquita contained in a Registration Statement on Form 8-A filed by Chiquita (then called United Brands Company) on September 11, 1970, are incorporated herein by reference and made a part hereof.

         All documents filed by Chiquita pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereunder shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                                  THE COMPANY

         Chiquita Brands International, Inc. is a leading international marketer, processor and producer of quality fresh and processed food products. Chiquita produces and markets an extensive line of fresh fruits and vegetables sold under the Chiquita and other brand names. These products include tropical fruit, such as bananas, mangos, kiwi and citrus, and a wide variety of other fresh produce. The core of the Company's operations is the marketing, distribution and sourcing of bananas.

         The Company's operations also include:

         o fruit and vegetable juices sold primarily in the United States, and processed bananas, other processed fruits and vegetables marketed worldwide, under the Chiquita and other brand names;

         o wet, fresh cut and ready-to-eat salads sold under various brand names; and

         o       branded consumer packaged foods marketed in Latin America.

         The Company's Meat Division, previously reported as a discontinued operation, has been reconsolidated for financial reporting purposes. The Company is continuing to pursue the disposition of the Meat Division operations which have not already been sold. The Meat Division is engaged in the processing and marketing primarily of fresh pork and processed meat products, including sausage, frankfurters, bacon, hams and luncheon meats.

         American Premier Group, Inc. ("APG") owns, through its subsidiaries, approximately 46% of Chiquita's outstanding shares of Common Stock and 31% of Chiquita's Mandatorily Exchangeable Cumulative Preference Stock, Series C (the "Series C Preferred Stock") represented by $1.32 Depositary Shares. APG is a holding company which was formed to acquire and own all of the outstanding common stock of American Financial Corporation and American Premier Underwriters, Inc. in a transaction which was consummated in April 1995.

Carl H. Lindner, Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner are the beneficial owners of 49.9% of APG's common stock.

         Chiquita is a New Jersey corporation. The address of its principal executive offices is 250 East Fifth Street, Cincinnati, Ohio 45202 and its telephone number is (513) 784-6366. Unless the context indicates otherwise, the term "Chiquita" also includes the subsidiaries of the Company.


                           INVESTMENT CONSIDERATIONS

         In addition to the other information set forth in this Prospectus, prospective investors should carefully consider the following in the context of the more complete disclosure in the Company's 1994 10-K before making an investment in the Shares.

RECENT LOSSES

         From 1984 to 1991, Chiquita reported a continuous record of growth in annual earnings. However, in 1992, the Company reported a net loss of $284 million, which included restructuring and reorganization charges of $96 million. In 1993, the net loss was reduced to $51 million as a result of benefits from the Company's multi-year investment spending program and its restructuring and cost reduction efforts. In 1994, Chiquita reported a net loss of $72 million, which included extraordinary charges of $23 million from prepayment of debt and charges and losses totaling $57 million resulting primarily from farm closings and banana cultivation write-downs in Honduras following an unusually severe strike and the substantial reduction of the Company's Japanese "green" banana trading operations. See the Company's Consolidated Financial Statements and "Management's Analysis of Operations and Financial Condition" in the Company's 1994 10-K.

LEVERAGE

         As of December 31, 1994, the Company had short-term notes and loans payable of approximately $130 million and long-term debt (including current maturities) of approximately $1.5 billion. As of December 31, 1994, the Company had total long-term debt maturities for 1995 of $91 million, and for the years 1996 through 1999 amounts ranging from $47 million to $118 million. The percentage of total debt to total capitalization for the Company was 71% at December 31, 1994.

COMPETITION AND PRICING

         Sales of bananas were 38% of the Company's consolidated net sales in 1994 (60% excluding revenues of the Meat Division held for sale). Banana marketing is highly competitive; while smaller companies, including growers' cooperatives, have become a competitive factor, Chiquita's principal competitors continue to be a limited number of large international companies. In order to compete successfully, Chiquita must be able to source bananas of uniformly high quality and distribute them in worldwide markets on a timely basis. Bananas are highly perishable and must be brought to market and sold generally within 60 days after harvest. Therefore, selling prices which importers receive for bananas depend on the available supplies of bananas and other fruit in each market, the relative quality, and wholesaler and retailer acceptance of bananas offered by competing importers. Excess supplies may result in increased price competition. Competition in the sale of bananas also comes from other fresh fruit, which may be seasonal in nature; the resulting seasonal variations in demand cause banana pricing to be seasonal, with the first six months of the calendar year being the stronger period. Chiquita has been able to obtain a premium price for its bananas due to its reputation for quality and its innovative marketing techniques. See the Company's 1994 10-K.

ADVERSE WEATHER CONDITIONS AND CROP DISEASE

         Bananas are vulnerable to adverse local weather conditions, which are quite common but difficult to predict, and to crop disease, the control of which entails significant expense. These factors may restrict worldwide supplies and result in increased prices for bananas. However, competitors may be affected differently depending upon their ability to obtain adequate supplies from sources in other geographic areas. Chiquita has a greater number and geographic diversity of sources of bananas than any of its competitors. During 1994, approximately 35% of all bananas sold by Chiquita were sourced from Panama. Bananas sourced from other countries, including Colombia, Costa Rica, Guatemala and Honduras, comprised from 4% to 19% (depending on the country) of bananas sold by Chiquita during 1994. See the Company's 1994 10-K.

LABOR RELATIONS

         The Company employs a total of approximately 45,000 persons, including approximately 40,000 in its core Chiquita operations and approximately 5,000 in the Meat Division. Approximately 36,000 of the Chiquita operations associates are employed in Central and South America, including 28,000 workers covered by labor contracts. The Company has approximately 85 labor contracts with such employees and 11 labor contracts with Meat Division employees, with terms expiring from 1995 to 1999. Strikes or other labor-related actions are often encountered upon expiration of labor contracts and also frequently occur during the term of the contracts. During the summer of 1994, the Company's workers in La Lima, Honduras struck its operations there during the term of their contract seeking higher wages. After a 35-day strike, the Company and the workers' union reached an agreement on additional contractual cost of living adjustments. The cost of living adjustments have not had a significant impact on the Company's operations. Chiquita decided not to reopen four low productivity farms which had been closed during the strike and, at the Company's remaining Honduran farms, chopped back cultivations weakened during the strike. Write-downs associated with the Honduran farms and cultivations were approximately $25 million. See the Company's 1994 10-K.

EUROPEAN UNION BANANA REGULATION

         On July 1, 1993, the EU implemented a new quota effectively restricting the volume of Latin American bananas imported into the EU, which had the effect of decreasing the Company's volume and market share in Europe. The quota is administered through a licensing system and grants preferred status to producers and importers within the EU and its former colonies, while imposing new quotas and tariffs on bananas imported from other sources, including Latin America, Chiquita's primary source of fruit. In two separate rulings, General Agreement on Tariffs and Trade ("GATT") panels found this banana policy to be illegal. In March 1994, four of the countries which had filed GATT actions against the EU banana policy (Costa Rica, Colombia, Nicaragua and Venezuela) reached a settlement with the EU by signing a "Framework Agreement." The Framework Agreement authorizes the imposition of additional restrictive and discriminatory quotas and export licenses on U.S. banana marketing firms, while leaving EU firms exempt. Costa Rica and Colombia are presently implementing this agreement. Full implementation of the Framework Agreement could significantly increase the Company's cost to export bananas from these sources. Three additional European countries (Sweden, Finland and Austria) joined the EU effective January 1, 1995. These countries, which have had substantially unrestricted banana markets in which Chiquita has supplied a significant portion of the bananas, are in the process of transition to the restrictive EU quota and licensing environment. The timing and exact nature of any adjustments in the quota and licensing regulations that will be made for these new EU members have not yet been determined.

         In September 1994, Chiquita and the Hawaii Banana Industry Association made a joint filing with the Office of the U.S. Trade Representative under
Section 301 of the U.S. Trade Act of 1974, charging that the EU quota and licensing regime and the Framework Agreement are unreasonable, discriminatory, and a burden and restriction on U.S. commerce. In response to this petition, the U.S. Government initiated a formal investigation of the EU banana import policy in October 1994. In January 1995, the U.S. Government announced a preliminary finding against the EU banana import policy and launched separate investigations of the Colombian and Costa Rican Framework Agreement policies. The EU, Colombian and Costa Rican investigations are continuing. Section 301 authorizes retaliatory measures, such as tariffs or withdrawal of trade concessions, against the offending countries. However, there can be no assurance as to the results of the investigation, the nature and extent of actions the U.S. Government might take, or the impact on the EU quota regime or the Framework Agreement.

OTHER RISKS OF INTERNATIONAL OPERATIONS

         The Company's operations are conducted in many areas of the world, and are subject to risks that are inherent in operating in foreign countries, including government regulation, currency restrictions and other restraints, risks of expropriation, burdensome taxes, quotas and tariffs. See Notes 1 and 9 to the Company's Consolidated Financial Statements and "Management's Analysis of Operations and Financial Condition" included in the Company's 1994 10-K for information with respect to currency exchange. There is also a risk that legal or regulatory requirements will be changed or that administrative policies will change. Certain of the Company's operations are dependent upon leases and other agreements with the governments of the countries. Although the Company's operations are a significant factor in the economies of many of the countries where the Company produces and purchases bananas and other agricultural and consumer products, the Company's overall risk from these factors, as well as from political changes, is reduced by the large number and geographic diversity of its sources of bananas. The Company's operations worldwide and the products it sells are subject to numerous governmental regulations and inspections by environmental, food safety and health authorities. Although the Company believes it is substantially in compliance with such regulations, actions by regulators have in the past required, and in the future may require, operational modifications or capital improvements at various locations or the payment of fines and penalties, or both. See the Company's 1994 10-K.

MEAT DIVISION HELD FOR SALE

         The Meat Division had an operating loss of $57 million in 1992, and operating income of $6 million and $39 million in 1993 and 1994, respectively, on net sales of $1.7 billion, $1.5 billion and $1.5 billion in the corresponding periods. Profit margins in the fresh meat business are low and competition among packers in the United States is strong. Price, quality and brand identification are major competitive factors. The Meat Division's major competitors in fresh and processed meats are large U.S. meat-packing corporations, as well as a large number of U.S. regional and local meat packers. Competition also comes from other high protein products, including beef, poultry, seafood and dairy products. The Company is continuing to pursue the sale of the remainder of its Meat Division operations. See the Company's 1994 10-K.

SHARES AVAILABLE FOR FUTURE SALE

         No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of such shares for future sales, will have on the prevailing market price of the Common Stock. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock.
At April 4, 1995, the Company had outstanding 50,236,490 shares of Common Stock and 648,310 shares of Series C Preferred Stock, including, respectively, 22,987,640 and 200,000 shares held indirectly by APG. In addition to the Shares offered from time to time hereby, the Company has an existing shelf Registration Statement on Form S-3 relating to approximately $80 million of securities (debt securities, preferred stock or Common Stock) which could be issued.


                                USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholder. However, under certain circumstances, the Company may repurchase some or all of the Shares or the Selling Shareholder may be required to return some of the Shares to the Company, in either of which cases, the Company expects to retire them.


                              SELLING SHAREHOLDER

         The Selling Shareholder is C.I. Promotora Bananera, S.A., a Colombian corporation (the "Selling Shareholder"). The Selling Shareholder is a producer of bananas which has in the past entered into, and may in the future enter into, contractual agreements with the Company and its subsidiaries relating to the production and sale of bananas to such entities. The Selling Shareholder is not an affiliate of the Company. As of April 4, 1995, the Selling Shareholder owned 330,000 shares of Common Stock, including the Shares. The Selling Shareholder is offering up to 330,000 Shares pursuant to this Registration Statement and, assuming the sale of all such Shares, will hold no shares following such sales.


                              PLAN OF DISTRIBUTION

         The Shares may be sold from time to time by or for the account of the Selling Shareholder directly to purchasers, to or through broker-dealers or through a combination of these methods. Sales by means of this Prospectus may be made privately at prices to be individually negotiated with the purchasers or publicly through transactions on the New York Stock Exchange, other exchanges or in the over-the-counter market, at prices reasonably related to market prices at the time of sale or at negotiated prices. Broker-dealers participating in such transactions may act as agent or as principal and may receive commissions from the purchasers as well as from the Selling Shareholder. To the extent that Shares are sold in market transactions, the Selling Shareholder has agreed to observe any volume limitations deemed appropriate by the Company.

         All expenses relating to the registration and sale of the Shares other than fees and expenses of counsel, accountants or other consultants to the Selling Shareholder will be paid, directly or indirectly, by the Company.

         The Company has agreed with the Selling Shareholder, subject to certain exceptions, to keep the Registration Statement covering the Shares effective until the earlier of (i) three months after the date of this Prospectus or (ii) the date on which all Shares have been sold by the Selling Shareholder pursuant to the Registration Statement.

         In addition, the Company and the Selling Shareholder will indemnify each other for certain liabilities, including civil liabilities under the Securities Act.


                                 LEGAL MATTERS

         The validity of the Shares offered hereby has been passed upon by Charles R. Morgan. Mr. Morgan, Vice President, General Counsel and Secretary of Chiquita, presently holds shares of Common Stock in the Company's Savings and Investment (401(k)) Plan as well as employee stock options to purchase additional shares of Common Stock.


                                    EXPERTS

         The consolidated financial statements of Chiquita Brands International, Inc. appearing (or incorporated by reference) in its Annual Report (Form 10-K) for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included (or incorporated by reference) therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II


                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses to be incurred by Chiquita in connection with the distribution of the securities being registered hereby:

         SEC registration fee . . . . . . . . . . . . . .    $1,543
         Accounting fees and expenses . . . . . . . . . .     1,000
         Legal fees and expenses  . . . . . . . . . . . .     5,000
         Miscellaneous  . . . . . . . . . . . . . . . . .     1,457
                                                             ------

                   TOTAL  . . . . . . . . . . . . . . . .    $9,000
                                                             ======


         All of the above expenses other than the SEC registration fee are estimates. None of the expenses listed will be paid by the Selling Shareholder.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Article VI of Chiquita's By-Laws provides directors and officers with the right to indemnification and advancement of expenses to the fullest extent not prohibited by the New Jersey Business Corporation Act. Directors and officers of Chiquita are indemnified generally against expenses and liabilities incurred in connection with any proceedings, including proceedings by or on behalf of Chiquita, relating to their service to or at the request of Chiquita. However, no indemnification may be made if a final adjudication establishes that a person's acts or omissions (a) breached the person's duty of loyalty to Chiquita or its shareholders, (b) were not in good faith or involved a knowing violation of law, or (c) resulted in receipt by the person of an improper personal benefit. Section VIII of Chiquita's Second Restated Certificate of Incorporation also limits the liability of Chiquita's directors and officers, to the fullest extent permitted by the New Jersey Business Corporation Act, to Chiquita or its shareholders for monetary damages for breach of any duty, except in the situations set forth in (a) through (c) above.

ITEM 16.  EXHIBITS.

        The following Exhibits are a part of this Registration Statement.

       Exhibit No.
       -----------
         5               Opinion of Counsel
        23.1             Consent of Independent Auditors
        23.2             Consent of Counsel (included in Exhibit 5)
        24               Powers of Attorney

ITEM 17.  UNDERTAKINGS.


        *(a)  The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        *(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        *(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



________________________

*        Paragraph references correspond to those of Item 512 of Regulation S-K.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN CINCINNATI, OHIO, AS OF THE 18TH DAY OF APRIL, 1995.

                                        CHIQUITA BRANDS INTERNATIONAL, INC.


                                        BY:  /s/ Carl H. Lindner
                                             -----------------------------------
                                             Carl H. Lindner
                                             Chairman of the Board and
                                             Chief Executive Officer

        PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED AS OF THE 18TH DAY OF APRIL, 1995.

SIGNATURE                                          TITLE
- ---------                                          -----
/s/ Carl H. Lindner                                Chairman of the Board and
- ---------------------------------                  Chief Executive Officer
Carl H. Lindner



/s/ Keith E. Lindner                               Director; President and Chief
- ---------------------------------                  Operating Officer
Keith E. Lindner



/s/ S. Craig Lindner                               Director
- ---------------------------------
S. Craig Lindner



/s/ Fred J. Runk                                   Director and Vice President
- ---------------------------------
Fred J. Runk



                                                   Director
- ---------------------------------
Jean H. Sisco



                                                   Director
- ---------------------------------
William W. Verity

                                                   Director
- ---------------------------------
Oliver W. Waddell


/s/ Ronald F. Walker                               Director
- ---------------------------------
Ronald F. Walker



/s/ Steven G. Warshaw                              Executive Vice President, Chief Administrative
- ---------------------------------                  Officer and Chief Financial Officer
Steven G. Warshaw



/s/ William A. Tsacalis                            Vice President and Controller
- ---------------------------------                  (Chief Accounting Officer)
William A. Tsacalis

                               INDEX TO EXHIBITS


Exhibit No.               Description
- ----------                -----------

    5                     Opinion of Counsel

   23.1                   Consent of Independent Auditors

   23.2                   Consent of Counsel (included in Exhibit 5)

   24                     Powers of Attorney